Exhibit 99.1
WILLIAMS COAL SEAM GAS ROYALTY TRUST
PRESS RELEASE
Williams Coal Seam Gas Royalty Trust Announces Cash Distribution
for Second Quarter and Updated Termination Information Regarding the Trust
          DALLAS, TEXAS, May 5, 2010 — Williams Coal Seam Gas Royalty Trust (NYSE: WTU) announced today that there will be a cash distribution to the holders of its units of beneficial interest of $0.011100 per unit, payable May 28, 2010 to unitholders of record on May 17, 2010.
Termination and Liquidation of the Trust
     Pursuant to the terms of the Trust Agreement, the Trust has been terminated effective March 1, 2010 because the reserve report as of December 31, 2009, reflects that, as of such date, the net present value (discounted at 10 percent) of the estimated future net revenues for proved reserves attributable to the royalty interests but using the average monthly Blanco Hub Spot Price for the past calendar year less certain gathering costs is equal to or less than $30 million thereby triggering a termination of the Trust. Based on a report prepared by independent petroleum engineers, the Trust’s computed termination present value (discounted at 10 percent) of the estimated future net revenues for proved reserves calculated in accordance with the Trust Agreement was approximately $8.4 million.
          Following termination, the trustee will continue to act as trustee of the Trust until all Trust assets are sold and the net proceeds from such sales distributed to unitholders. The trustee will use best efforts to sell the Trust’s assets in accordance with the procedures set forth in the Trust Agreement. These procedures are described in more detail in the Trust’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission.
          Williams Production Company, LLC (“WPC”) had the option, within 60 days following the March 1, 2010 termination date, to make a cash offer to purchase all of the remaining royalty interests then held by the Trust. As of April 30, 2010, WPC declined to make an initial offer for the assets of the Trust. The assets will now be marketed by Albrecht and Associates, the “Advisor” for this transaction.
          The trustee will then use best efforts, assisted by the Advisor to obtain alternative offers for the remaining royalty interests. At the end of a 120-day period following the March 1, 2010 termination date, the trustee is required to notify WPC of the highest of any other offers acceptable to the trustee (which must be an all-cash offer), received during such period. WPC then has the exclusive right, but not the obligation, to purchase all remaining royalty interests for a cash purchase price equal to 105 percent of the highest acceptable offer. If no acceptable offers are received for all remaining royalty interests, the trustee may request WPC to submit an offer for consideration by the trustee and may accept or reject such offer. Acceptance of an offer by the trustee shall be conditioned upon the opinion of the Advisor of the fairness of the offer.
          In accordance with the Trust Agreement, all proceeds of production attributable to the Trust’s royalty interests will be deposited into a separate account effective as of the March 1, 2010 termination date. If a sale of the royalty interests is made or a definitive contract for sale of the royalty interests is entered into within a 150-day period following the March 1, 2010 termination date, the buyer of the royalty interests, and not the Trust or the unitholders, will be entitled to all proceeds of production attributable to the royalty interests following the termination date. The Trust is withholding an additional $300,000 for anticipated expenses relating to this termination process.
          The Trust owns net profits interests in certain proved coal seam gas properties owned by WPC and located in the San Juan Basin of northwestern New Mexico (the “Working Interest Properties”) and southwestern Colorado, including WPC’s 35 percent net profits interest in 5,348 gross acres in La Plata County, Colorado (the “Farmout Properties”). WPC reported that production attributable to its gross interests in the properties burdened by the Trust’s net profits interests was 1.3 trillion British thermal units

(TBtu) during the period associated with this quarterly cash distribution compared to 6.7 TBtu during the preceding period. When prior period adjustments and the infill deficits for are excluded, production in the current quarter was 2.2 TBtu compared to 3.8 TBtu in the preceding quarter. This quarter’s distribution represents proceeds for the months of January and February only while the previous quarter was for three months. The net contract price per MMBtu for this quarter was $3.51 as compared to $1.23 per MMBtu for the previous quarter.
          WPC also reported approximately 450 infill wells have been drilled and of those, 439 wells are producing as of February 28, 2010, and are now in “pay” status to the Trust since early June 2008. Production attributable to the infill wells for this period was .78 TBtu. In accordance with the original conveyance, the Trust is entitled to only 20% of the net-profit interests from these wells as opposed to the 60% of the original producing wells. Net proceeds from the infill wells were $117,016.
          The Trust is a grantor trust formed by The Williams Companies, Inc., parent company of WPC, and was designed to provide unitholders with quarterly cash distributions and tax credits under Section 29 of the Internal Revenue Code, which has expired as of 12/31/2002, from certain coal seam gas properties. The units are listed on The New York Stock Exchange under the symbol “WTU”.
          Additional information including Williams’ cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.wtu-williamscoalseamgastrust.com/.
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CONTACT:
Ron E. Hooper, Senior Vice President
U.S. Trust, Bank of America Private Wealth Management, Trustee
1.800.365.6544